Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Capital Exchange, LLC,

We hereby consent to the use in this Registration Statement on Form SB-2 of Capital Exchange, LLC of our report dated January 5, 2007, relating to the balance sheet of Capital Exchange LLC as of November 30, 2006 and the related statement of operations, members’ deficit and cash flows from the date of inception (May 16, 2006) through November 30, 2006. We also hereby consent to the reference to our Firm under the caption “Experts”.

/s/ ROSE, SYNDER & JACOBS
Rose, Synder & Jacobs
A Corporation of Certified Public Accountants
Encino, CA
January 31, 2007